Exhibit 99.1

Report of Independent Auditor

To the Board of Directors and Shareholders of

Wheeler Real Estate Investment Trust, Inc.

Report on the Statements

We have audited the accompanying statements of revenues and certain operating expenses (the “Statements”) of Jenks Plaza Shopping Center (the “Property”) for the years ended December 31, 2012 and 2011.

Management’s Responsibility for the Statements

Management is responsible for the preparation and fair presentation of these Statements, in accordance with accounting principles generally accepted in the United States of America, that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statements referred to above present fairly, in all material respects, the revenue and certain operating expenses of the Property for the years ended December 31, 2012 and 2011 in conformity with accounting principles generally accepted in the United States of America.

Matter of Emphasis

The accompanying Statements were prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Wheeler Real Estate Investment Trust, Inc. and are not intended to be a complete presentation of the Property’s revenue and expenses.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

May 15, 2013

Jenks Plaza

Statements of Revenues and Certain Operating Expenses

For the Years Ended December 31, 2012 and 2011

	Years Ended December 31,
	2012	2011
REVENUES:
Rental Income	$130,754	$111,822
Tenant reimbursements and other income	44,701	42,135

Total Revenues	175,455	153,957

CERTAIN OPERATING EXPENSES:
Property operating	24,891	21,572
Real estate taxes	15,417	16,965
Repairs and maintenance	3,650	689
Other	9,760	11,295

Total Certain Operating Expenses	53,718	50,521

Excess of Revenues Over Certain Operating Expenses	$121,736	$103,435

See accompanying notes to statements of revenues and certain operating expenses.

Jenks Plaza

Notes to Statements of Revenues and Certain Operating Expenses

For the Years Ended December 31, 2012 and 2011

1. Business and Purchase and Sale Agreement

On May 10, 2013, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler Real Estate Investment Trust, L.P., entered into a Purchase and Sale Agreement (the “Agreement”) to acquire Jenks Plaza (the “Property”), a 7,800 square foot 100% occupied strip center located in Jenks, Oklahoma for a purchase price of approximately $1.74 million. Closing the Agreement is subject to obtaining the necessary financing and customary due diligence.

2. Basis of Presentation

The Statements of Revenues and Certain Operating Expenses (the “Statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statements. The Statements have been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

3. Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis as of December 31, 2012 and 2011:

Tenant	December 31, 2012	December 31, 2011
Missle Services, Inc.	34.0%	35.1%
MacBaack, Inc. dba Papa Murphy’s Pizza	19.6%	0.0%
Cuong H. Luong and Chi Kim Thi Doan dba Envy Nails	18.0%	18.6%
LaMode Quality Cleaners	16.8%	17.3%
Chun Tony Zhang dba Maple Garden Chinese Restaurant	11.6%	12.0%
Premier Pilates and Massage	0.0%	17.0%

The termination, delinquency or nonrenewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of December 31, 2012 and 2011.

The weighted average remaining lease terms for tenants at the property was 2.50 years as of December 31, 2012. Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of December 31, 2012 were as follows:

Years Ending December 31,
2013	$138,752
2014	115,243
2015	48,467
2016	28,000
2017	23,750
Thereafter	0

$354,212

The above schedule takes into consideration all renewals and new leases executed subsequent to December 31, 2012 until the date of this report.